EXHIBIT 99.1

Company Contact:

Brenda Morris

Chief Financial Officer

Zumiez Inc.

(425) 551-1564

Investor Contact:

Integrated Corporate Relations

Chad Jacobs/David Griffith

(203) 682-8200

ZUMIEZ INC. ANNOUNCES FISCAL 2005 FIRST QUARTER RESULTS

Q1-05 Net Sales Increased 34.4% to $33.4 Million

Q1-05 Comparable Store Sales Increased 12.1% in First Quarter

Everett, WA – May 19, 2005 – Zumiez Inc. (NASDAQ: ZUMZ) today reported results for the first quarter ended April 30, 2005.

Total net sales for the first quarter (13 weeks) increased by 34.4% to $33.4 million from $24.8 million reported in the prior year.  The company posted a net loss for the quarter of $40,000 or $0.00 per diluted share versus a net loss of $678,000 or $(0.06) per diluted share in the first quarter of the previous year.  Comparable store sales increased 12.1% for the first quarter of fiscal 2005 compared to 8.3% in the first quarter of fiscal 2004.  Comparable store sales percentage changes are calculated by comparing comparable store sales for the first quarter period of 2005 to comparable store sales for the comparable quarterly period in 2004. Comparable store sales are based on net sales, and stores are considered comparable beginning on the first anniversary of their first day of operation.

Rick Brooks, President and Chief Executive Officer of Zumiez Inc., stated “Our solid first quarter performance represents a great way to start the new fiscal year.  We achieved strong operating gains driven by new store openings, comparable store sales increases, and operating margin expansion.  We believe these results are a testament to the strength of our retail concept and underscore our ability to effectively reach our core consumer.”

On May 5, 2005, the company completed an initial public offering of 3,593,750 shares of common stock at a price to the public of $18.00 per share, of which 1,875,000 shares were sold by the company and 1,718,750 shares were sold by certain selling shareholders, including 468,750 shares that were sold by the selling shareholders pursuant to the underwriters’ over-allotment option.  Upon completing the offering, the company and the selling shareholders received net proceeds of approximately $29.7 million and $28.8 million, respectively.  The company intends to use the proceeds together with cash flow from operations to fund new store openings, store improvements, infrastructure improvements, and for working capital and other general corporate purposes.

Mr. Brooks continued, “We were very pleased with the successful completion and performance of our IPO.  We are also excited about the opportunity this gives us to achieve our growth potential and create value for all stakeholders of the company.”

For fiscal 2005, the company plans to open 35 new stores.  In the first quarter, Zumiez opened 6 new stores and is on plan for store openings for the remainder of the year.

Mr. Brooks concluded, “Zumiez has become a true lifestyle retailer within the mall with a high-energy concept that appeals to a broad base of young consumers.  We believe that our unique mix of branded merchandise, our hard-goods assortment, and the compelling visual merchandising of our stores gives us great legitimacy with this highly savvy consumer and differentiates us from our peers.  With 146 stores, a very compelling unit economics proposition, and now significant capital resources, we are well-positioned and focused on fulfilling our many opportunities for growth.”

About Zumiez Inc.

Zumiez, pronounced “zoomies,” is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories.  Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX.  We currently operate 146 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

Safe Harbor Statement

Certain statements in this press release and oral statements made from time to time by representatives of the company constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company’s future financial performance, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, risks related to our ability to open and operate new stores successfully, our ability to anticipate, identify and respond to fashion trends and customer preferences, our dependence on mall traffic for our sales, seasonal fluctuations in our business, unseasonable weather conditions, competition, including promotional and pricing competition, changes in the availability or cost of merchandise, labor or delivery services, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors contained in our final prospectus relating to our initial public offering filed pursuant to Rule 424(b) under the Securities Act of 1933, available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ZUMIEZ INC.

CONDENSED STATEMENT OF INCOME

(unaudited)

in $000’s, except share and per share data)

FIRST QUARTER ENDED

	April 30, 2005	May 1, 2004
	(unaudited)	(unaudited)
Net Sales	33,369	24,829
Gross Margin	9,847	6,131
SG&A	9,830	7,061
Operating Profit (Loss)	17	(930)
Net Income (Loss)	(40)	(678)

Net income (loss) per share, basic	0.00	(0.06)
Net income (loss) per share, diluted	0.00	(0.06)

Weighted average shares outstanding, basic	11,305,261	11,305,261
Weighted average shares outstanding, diluted	11,305,261	11,305,261

ZUMIEZ INC.

CONDENSED BALANCE SHEETS

(in $000’s)

	April 30, 2005	January 29, 2005
	(unaudited)	(audited)
ASSETS
Cash and cash equivalents	1,285	1,026
Inventory	31,291	23,230
Other assets	5,190	3,936
Net Fixed Assets	27,978	26,619
Total assets	65,744	54,811

LIABILITIES & SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	22,886	22,391
Line of Credit	10,200	—
Other Liabilities	6,711	6,621
Total shareholders’ equity	25,947	25,799
Total liabilities & shareholders’ equity	65,744	54,811

ZUMIEZ INC.

CONDENSED CASH FLOWS

(in $000’s)

FIRST QUARTER ENDED

	April 30, 2005	May 1, 2004
	(unaudited)	(unaudited)
Net cash provided by (used in) operating activities	(9,635)	(5,142)
Net cash provided by (used in) investing activities	(2,798)	(1,690)
Net cash provided by (used in) financing activities	12,692	6,846
Net increase in cash and equivalents	259	14
Cash and cash equivalents - Beginning of period	1,026	578
Cash and cash equivalents - End of period	1,285	592